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                                                                   Exhibit 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus Supplement of Citizens Funding Trust I for the registration of Enhanced Trust Preferred Securities and to the incorporation by reference therein of our reports dated February 24, 2006, with respect to the consolidated financial statements of Citizens Banking Corporation, Citizens Banking Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Citizens Banking Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

September 19, 2006
Detroit, Michigan